EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Retail Opportunity Investments Corp. of our reports dated April 27, 2010, relating to our audits of the Statements of Revenues and Certain Expenses of Santa Ana, Lake Stevens, and Norwood Center for the year ended December 31, 2009, which are included in the Current Report on Form 8-K filed by Retail Opportunity Investments Corp. on April 27, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP

New York, New York

November 18, 2010